Exhibit 5.2

November 21, 2019

Board of Directors

Arch Therapeutics, Inc.

235 Walnut Street, Suite 6

Framingham, MA 01702

Ladies and Gentlemen:

We have acted as counsel to Arch Therapeutics, Inc. (the “Company”) in connection with the sale and issuance (the “Offering”) of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (A) by the selling securityholders, as described in the Registration Statement and the Resale Prospectus (defined below), of up to 17,587,461 shares of Common Stock, including an aggregate of (i) 4,526,481 shares of Common Stock (the “Shares”); (ii) 8,929,231 shares of Common Stock currently issuable upon the exercise of the Company’s Series D Warrants (the “Series D Warrants” and the shares of Common Stock issuable upon the exercise of the Series D Warrants, the “Series D Warrant Shares”); and (iii) 4,131,749 shares of Common Stock currently issuable upon the exercise of the Company’s Series E Warrants (the “Series E Warrants” and the shares of Common Stock issuable upon the exercise of the Series E Warrants, the “Series E Warrant Shares” and together with the Series D Warrant Shares, the “Private Placement Warrant Shares”); and (B) by the Company, as described in the Registration Statement and the Company Prospectus (defined below), of up to 36,366,691 shares of Common Stock, including an aggregate of (i) 5,591,664 shares of Common Stock currently issuable upon the exercise of the Company’s Series F Warrants (the “Series F Warrants” and the shares of Common Stock issuable upon the exercise of the Series F Warrants, the “Series F Warrant Shares”); (ii) 6,802,500 shares of Common Stock currently issuable upon the exercise of the Company’s Series G Warrants (the “Series G Warrants” and the shares of Common Stock issuable upon the exercise of the Series G Warrants, the “Series G Warrant Shares”); (iii) 8,615,384 shares of Common Stock currently issuable upon the exercise of the Company’s Series H Warrants (the “Series H Warrants” and the shares of Common Stock issuable upon the exercise of the Series H Warrants, the “Series H Warrant Shares”); (iv) 14,285,714 shares of Common Stock currently issuable upon the exercise of the Company’s Series I Warrants (the “Series I Warrants” and the shares of Common Stock issuable upon the exercise of the Series I Warrants, the “Series I Warrant Shares”); and (v) 1,071,429 shares of Common Stock currently issuable upon the exercise of the Company’s Placement Agent Warrants (the “Placement Agent Warrants” and the shares of Common Stock issuable upon the exercise of the Placement Agent Warrants, the “Placement Agent Warrant Shares”) pursuant to the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, together with (1) a prospectus related to 36,366,691 shares of the Company’s Common Stock that are issuable upon the exercise of the Series F Warrants, Series G Warrants, Series H Warrants, Series I Warrants and Placement Agent Warrants (the “Company Prospectus”); and (2) a prospectus related to the resale of the remaining 17,587,461 shares of the Company’s Common Stock issued in and underlying the Series D Warrants and the Series E Warrants that the Company issued in its private placement financings that were completed on July 2, 2015 and May 26, 2016, respectively (the “Resale Prospectus”). The Series D Warrants, Series E Warrants, Series F Warrants, Series G Warrants, Series H Warrants, Series I Warrants and Placement Agent Warrants are referred to as the “Warrants” and the shares of Common Stock issuable upon the exercise of the Warrants are referred to as the “Warrant Shares”.

As counsel to the Company in connection with the proposed potential resale, and issuance and sale, as applicable, of the above-referenced Shares and Warrant Shares, we have reviewed the Registration Statement, the Company Prospectus, the Resale Prospectus and the respective exhibits thereto. We have also reviewed such corporate documents and records of the Company, such certificates of public officials and officers of the Company and such other matters as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that, as set forth in a separate opinion delivered to the Company on the date hereof by McDonald Carano LLP, special Nevada counsel to the Company, the Warrants have been duly authorized; and (v) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Warrants constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles.

The opinion set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

Our opinion is limited to the laws of New York. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm therein and in the Prospectus and in the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP